UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 18, 2006

Polaris Industries Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	1-11411	41-1790959
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2100 Highway 55, Medina, Minnesota		55340
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-542-0500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 18, 2006, the Compensation Committee of the Board of Directors (the "Compensation Committee") of Polaris Industries Inc. (the "Company") established 2006 performance objectives under the Company’s Senior Executive Annual Incentive Compensation Plan (the "Senior Executive Incentive Plan"), which was adopted by the Company and approved by its shareholders in 2004. The Company’s Chief Executive Officer and other members of senior management as designated by the Compensation Committee participate in the Senior Executive Incentive Plan in lieu of the Company’s broad based annual profit sharing plan in order that, among other things, the Company may treat awards to participants as "performance-based" compensation for the purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee has established that incentive awards under the Senior Executive Incentive Plan for calendar year 2006 will be based upon the growth in the Company’s earnings per diluted share.

Also effective January 18, 2006, the Compensation Committee established performance objectives under the Company’s Long Term Incentive Plan (the "LTIP"), which was also adopted by the Company and approved by its shareholders in 2004. The LTIP is a performance-based bonus plan in which all full-time employees of the Company, other than its Chief Executive Officer, are eligible to participate. Bonuses under the LTIP are based on performance over a period of three consecutive calendar years (a "Performance Period"). For the three-year Performance Period ending December 31, 2008, the Compensation Committee has determined that incentive awards under the LTIP will be based on overall Company performance as measured by two growth criteria: three-year compound annual sales growth and three-year compound annual diluted earnings per share growth.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Polaris Industries Inc.

January 24, 2006	By:	/s/ Michael W. Malone

Name: Michael W. Malone
Title: Vice President-Finance, Chief Financial Officer and Secretary of Polaris Industries Inc.